UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2017

Towerstream Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33449	20-8259086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Silva Lane Middletown, RI	02842
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 848-5848

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 24, 2017 (the “Effective Date”), Towerstream Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Ernest Ortega, 51, pursuant to which Mr. Ortega will serve as the Company’s Chief Executive Officer. Mr. Ortega has served as an advisor and consultant to the Company from January 2016 through the present. Prior to that, Mr. Ortega served as the Chief Revenue Officer of Colt Technology Services from October 2015 to December 2016, as Chief Revenue Officer of Cogent Communications Holdings, Inc. (Nasdaq:CCOI) from August 2013 to October 2015 and as EVP Sales & Marketing of XO Communications from June 1999 to August 2013.

Under the Employment Agreement, Mr. Ortega will serve as the Company’s Chief Executive Officer for a base salary of $350,000 per year. He shall be eligible for bonus compensation of up to $300,000 per year, as may be approved at the discretion of the Board of Directors of the Company. In addition, Mr. Ortega shall receive options (the “Options”) to purchase (i) an aggregate of 940,193 shares of common stock, of which one third shall vest on the one (1) year anniversary of the Effective Date and the remaining two thirds shall vest in eight (8) subsequent equal quarterly installments following the one (1) year anniversary of the Effective Date and (ii) 1,096,892 shares of common stock, of which one half shall vest upon three (3) consecutive quarters with positive cash income after payment of all ordinary cash items and one half upon the sale of the Company’s grandfathered earth station assets in the greater Miami, Florida area and related call sign license for gross proceeds equal to or greater than $15,000,000. The Options shall have an exercise price equal to the fair market value of the Company’s common stock on the Effective Date. The Employment Agreement has a term of eighteen (18) months and may be automatically renewed for additional one (1) year terms unless earlier terminated by either party with three (3) months prior notice.

Upon termination of employment for any reason, Mr. Ortega shall be entitled to: (i) all base salary earned through the date of termination, (ii) any annual bonuses earned through the date of termination, (iii) any and all reasonable expenses paid or incurred in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, (iv) any accrued but unused vacation time through the date of termination and (v) all share awards earned and vested prior to the date of termination. In the event of termination by the Company without cause, by Mr. Ortega for good reason or following a change of control, Mr. Ortega shall also be entitled to his continued base salary through the remainder of the term of employment.

The description of the Employment Agreement included herein is incomplete.  The Employment Agreement contains various additional terms and conditions which are included in Exhibit 10.1 hereto and should be reviewed in its entirety.

On January 24, 2017, Philip Urso resigned from his position as Interim Chief Executive Officer of the Company. The Company has not entered into any severance agreement with Mr. Urso in connection with his resignation. Mr. Urso’s decision to resign did not result from any disagreement with the Company, the Company’s management or the Board of Directors and Mr. Urso will remain in his position Chairman of the Company’s Board of Directors.

Item 8.01	Other Events.

On January 24, 2017, the Company issued a press release announcing Mr. Ortega’s appointment. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement
99.1	Press Release dated January 24, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERSTREAM CORPORATION

Date: January 24, 2017	By:	/s/ Frederick Larcombe
Frederick Larcombe, Chief Financial Officer